Exhibit 99.01

First National Bank of Northern California Reports Fourth Quarter 2010 Earnings of $0.20 Per Diluted Share

Source:FNB Bancorp (CA) (Bulletin Board:FNBG)
South San Francisco, California
Website: www.fnbnorcal.com

Contacts:
Tom McGraw, Chief Executive Officer (650) 875-4864
Dave Curtis, Chief Financial Officer (650) 875-4862

FNB Bancorp (Bulletin Board: FNBG), parent company of First National Bank of Northern California (the “Bank”), today announced net earnings available to common shareholders for the fourth quarter of 2010 of $682,000 or $0.20 per diluted share, compared to net earnings available to common shareholders of $302,000 or $0.09 per diluted share for the fourth quarter of 2009. Dividend payments on the preferred shares outstanding were made as required by the Treasury Department’s Capital Purchase Program during the four quarters ended December 31, 2010. Our balance sheet is highly liquid, our allowance for loan and lease losses is adequate and we continue to be “well capitalized” as defined by bank regulations. Total assets as of December 31, 2010 were $714,539,000 compared to $708,309,000 as of December 31, 2009. Our net loans decreased by $19,521,000 or 3.9% during 2010 and our deposits increased by $29,476,000 or 4.9% during 2010. At December 31, 2010, the Company has considerable liquid assets on hand as evidenced by $126,189,000 in available for sale securities and $60,874,000 in cash and due from banks.

During the fourth quarter of 2010, as part of our continuing efforts to provide our customers a quality banking experience while we improve our operational efficiencies, our Colma branch was closed and the accounts were transferred primarily to our Daly City and South San Francisco branches. This consolidation did not have a materially adverse affect on our deposit base and is expected to provide the Bank operational efficiencies while we continue to provide high quality service to all our customers.

“The consolidation of our Eureka Square branch into our Linda Mar branch in Pacifica and our Colma branch into our Daly City and South San Francisco offices were successfully completed this past year. We were able to consolidate these branch offices without the need for any employee layoffs. The employees of these two offices were able to transition into existing open positions at other branch offices of the Bank,” stated Tom McGraw, Chief Executive Officer.

“During the fourth quarter of 2010, the Bank experienced an increase in our net interest margin and net interest income earned when compared to the same period in 2009. Credit resolution costs have continued to stabilize, which allowed us to lower our provision for loan losses during the fourth quarter of 2010 to $825,000 compared to $900,000 during the same period during 2009,” continued Mr. McGraw.

Financial Highlights: Fourth Quarter, 2010
Consolidated Statements of Earnings
(in ‘000s except earnings per share amounts)

	Three months	Three months	Year	Year
	ended	ended	ended	ended
	December 31	December 31	December 31	December 31
	2010	2009	2010	2009

Interest income	$8,396	$8,980	$34,428	$35,817
Interest expense	1,015	2,037	5,383	9,011
Net interest income	7,381	6,943	29,045	26,806
Provision for loan losses	(825)	(900)	(1,854)	(4,596)
Noninterest income	1,269	1,111	4,706	5,377
Noninterest expense	6,556	6,970	27,005	27,575
Income before income taxes	1,269	184	4,892	12
Income tax expense (benefit)	372	(331)	1,227	(581)
Net earnings	897	515	3,665	593
Dividends and discount accretion on preferred stock	213	213	853	632
Net earnings (loss) available to common shareholders	$684	$302	$2,812	$(39)

Basic earnings per share	$0.20	$0.09	$0.84	$(0.01)
Diluted earnings per share	$0.20	$0.09	$0.84	$(0.01)

Average assets	$729,677	$708,546	$729,309	$683,829
Average equity	$81,929	$78,946	$80,709	$77,367
Return on average assets (annualized)	0.37%	0.17%	0.39%	-0.01%
Return on average equity (annualized)	3.34%	1.53%	3.48%	-0.05%
Efficiency ratio	76%	87%	80%	86%
Net interest margin (taxable equivalent)	4.88%	4.61%	4.80%	4.47%
Average shares outstanding	3,341	3,341	3,341	3,341
Average diluted shares outstanding	3,341	3,350	3,341	3,362

Financial Highlights: Fourth Quarter, 2010

Consolidated Balance Sheets
(in ‘000s)	As of	As of
	December 31,	December 31,
	2010	2009
Assets:
Cash and cash equivalents	$60,874	$62,853
Securities available for sale	126,189	97,188
Loans, net	474,828	494,349
Premises, equipment and leasehold improvements, net	13,535	11,784
Other real estate owned	6,680	7,320
Goodwill	1,841	1,841
Other assets	30,692	32,974
Total assets	$714,639	$708,309

Liabilities and stockholders’ equity:
Deposits:
Demand and NOW	$197,650	$177,883
Savings and money market	305,390	293,758
Time	125,400	127,323
Total deposits	628,440	598,964
Federal Home Loan Bank advances	—	25,000
Accrued expenses and other liabilities	5,275	5,480
Total liabilities	633,715	629,444
Stockholders’ equity	80,924	78,865
Total liab. and stockholders’ equity	$714,639	$708,309

Other Financial Information
Allowance for loan losses	$9,524	$9,829
Nonperforming assets	$23,392	$32,912
Total gross loans	$484,352	$504,178

“The credit outlook for our local economy is slowly improving. However, unemployment rates remain stubbornly high, commercial real estate valuations have yet to completely stabilize, foreclosure levels and residential mortgage defaults continue to make headline news, federal, state and local budgets are under significant strains, and we continue to work through the deleveraging process that naturally occurs during a significant recession. Our Bank continues to manage our credit risks in a prudent manner, trying to find solutions that make sense for the Bank as well as our customers. Management attention has been focused on risk management of our existing loan portfolio and in improving asset quality during all of 2010. During the fourth quarter of 2010, profitability levels were still not at historical levels; however, the Bank has the capital, liquidity, and management capability to take advantage of market opportunities that become available and to grow the Bank during the coming year. During 2011, we are committed to growing our loan portfolio and are actively seeking new loan and deposit customers who want a local community bank that knows and understands their financial needs. We want our customers to know that we are committed to them and to the communities that we serve. We look forward to the opportunity to continue to provide for the banking needs of our customers, as we have done for the last 47 years,” stated Mr. McGraw.

Cautionary Statement: This release contains certain forward-looking statements that are subject to risks and uncertainties that could cause actual results to differ materially from those stated herein. Management’s assumptions and projections are based on their anticipation of future events and actual performance may differ materially from those projected. Risks and uncertainties which could impact future financial performance include, among others, (a) competitive pressures in the banking industry; (b) changes in the interest rate environment; (c) general economic conditions, either nationally or regionally or locally, including fluctuations in real estate values; (d) changes in the regulatory environment; (e) changes in business conditions or the securities markets and inflation; (f) possible shortages of gas and electricity at utility companies operating in the State of California, and (g) the effects of terrorism, including the events of September 11, 2001, and thereafter, and the conduct of war on terrorism by the United States and its allies. Therefore, the information set forth herein, together with other information contained in the periodic reports filed by FNB Bancorp with the Securities and Exchange Commission, should be carefully considered when evaluating its business prospects. FNB Bancorp undertakes no obligation to update any forward-looking statements contained in this release.